Exhibit 10.4

EMPLOYMENT AGREEMENT

(WILLIAM P. MCBEATH)

EMPLOYMENT AGREEMENT (the “Agreement”) dated November 19, 2014 by and between BRE Spade Parent LLC, a Delaware limited liability company (collectively with its subsidiaries, the “Company”), and William P. McBeath (“Executive”).

The Company desires to employ (or cause one of its subsidiaries to employ) Executive, contingent and effective upon the date of the closing (the “Closing”) of the acquisition of the Hotel (as defined below) the Company (the “Effective Date”), and to enter into an agreement embodying the terms of such employment;

Executive desires to accept such employment, contingent and effective upon the Effective Date and enter into such an agreement; and

On the Effective Date, the Company and Executive hereby agree that this Agreement shall automatically be assigned to, and assumed by, Nevada Property 1 LLC, a Delaware limited liability company.

In consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1. Term of Employment. Subject to the provisions of Section 6 of this Agreement, Executive shall be employed by the Company (or one of its subsidiaries) under this Agreement for a period commencing on the Effective Date (which is expected to occur on or about December 19, 2014) and ending on the fifth anniversary of the Effective Date (the “Employment Term”) on the terms and subject to the conditions set forth in this Agreement.

2. Position, Duties and Authority.

(a) During the Employment Term, Executive shall serve as the President and Chief Executive Officer of the Cosmopolitan of Las Vegas (the “Hotel”). In such position, Executive shall report directly to the Company’s Board of Directors (the “Board”) and have such duties, functions and responsibilities commensurate with such title, including, without limitation, (i) managing all operations of the property including oversight of third party managed and leased areas, (ii) developing community and gaming association relationships, (iii) implementing rigorous financial reporting standards, (iv) managing customer relationships, (v) implementing marketing and advertising strategies and (vi) any other duties that may be assigned from time to time by the Board.

(b) During the Employment Term, Executive will devote Executive’s full business time and best efforts to the performance of Executive’s duties hereunder (excluding periods of vacation and sick leave) and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or unreasonably interfere with the rendition of such services either directly or indirectly without the prior written consent of the Board; provided that nothing herein shall preclude Executive from (i) subject to the prior approval of the Board, accepting appointment to or continuing to serve on any board of directors or trustees of any business corporation, (ii) serving as an officer or director or otherwise participating in non-profit educational, welfare, social, religious and civil organizations, including, without limitation, all such positions and participation in effect as of the Effective Date, and (iii) managing personal and family investments; provided, however, that any such activities as described in (i), (ii) or (iii) of the preceding provisions of this paragraph do not conflict or interfere with the performance and fulfillment of the Executive’s duties and responsibilities as an executive or director of the Company in accordance with this Agreement or conflict with Section 7.

3. Compensation.

(a) Base Salary. During the Employment Term, the Company shall pay Executive a base salary (“Base Salary”) at the annual rate of $750,000, payable in substantially equal biweekly installments (or, if different, in accordance with the Company’s usual payment practices). Executive shall be entitled to such increases in Executive’s Base Salary, if any, as may be determined from time to time in the sole discretion of the Board, but in no event shall the Company be entitled to reduce Executive’s Base Salary.

(b) Annual Bonus. With respect to each full fiscal year during the Employment Term, Executive shall be eligible to earn an annual bonus award (an “Annual Bonus”) based on the achievement of mutually agreed upon Company and personal performance objectives and targets adopted by the Board within the first three months of each full fiscal year during the Employment Term. During each fiscal year, the minimum bonus payable to Executive if the minimum performance objectives and targets are achieved will be 75% of Executive’s Base Salary, the target bonus will be 100% of Executive’s Base Salary if target performance objectives and targets are achieved and the maximum bonus payable to Executive will be 125% of Base Salary if the maximum performance objectives and targets are achieved or exceeded; provided that, in respect of fiscal year 2015, Executive shall be entitled to an Annual Bonus of no less than $750,000. The Annual Bonus, if any, shall be paid to Executive within two and one-half (2.5) months after the end of the applicable fiscal year. Except as provided in Section 6, no Annual Bonus shall be payable in respect of any fiscal year in which Executive’s employment is terminated.

4. Equity-Based Incentive Compensation and Capital Contribution.

(a) Equity Incentive Award. Executive shall receive an equity incentive award in the Company’s ultimate parent entity (“Parent”) subject to the terms and conditions set forth on Annex I attached hereto.

(b) Capital Contribution. No later than 60 days following the Effective Date, Executive agrees to make an initial investment of one million dollars ($1,000,000) (the “Co-Investment”) in the common equity interests of Parent at a per unit purchase price equal to the per unit price paid by Blackstone Real Estate Partners VII L.P. or its affiliates (collectively “Sponsor”) for its equity interests in Parent.

5. Benefits.

(a) General. During the Employment Term, Executive shall be entitled to participate in the Company’s employee benefit plans, practices, policies and arrangements as in effect from time to time (collectively, “Employee Benefits”), on generally the same basis terms and conditions as each of the Employee Benefits are made available to other senior executives of the Company (other than with respect to annual bonuses, incentive plans and severance plans (as well as any other terms and conditions specifically determined under this Agreement), the benefits for each which shall be determined instead in accordance with this Agreement).

(b) Reimbursement of Business Expenses. During the Employment Term, the Company shall reimburse Executive for reasonable and documented business expenses incurred by Executive in the performance of Executive’s duties hereunder in accordance with its then prevailing policy for senior executives (which shall include appropriate itemization and substantiation of expenses incurred).

6. Termination. The Employment Term and Executive’s employment hereunder may be terminated by either party at any time and for any reason; provided that Executive will be required to give the Company at least sixty (60) days advance written notice (the “Notice Period”) of any resignation of Executive’s employment. Notwithstanding any other provision of this Agreement, the provisions of this Section 6 shall exclusively govern Executive’s rights upon termination of employment with the Company and its affiliates.

(a) By the Company For Cause or By Executive without Good Reason.

(i) The Employment Term and Executive’s employment hereunder may be terminated by the Company for Cause (as defined below). The Employment Term and Executive’s employment shall terminate automatically upon the effective date of Executive’s resignation.

(ii) For purposes of this Agreement, “Cause” shall mean (A) any act by Executive constituting a willful or deliberate act or failure to act which is committed in bad faith by the Executive which causes or can be expected to cause financial injury (other than de minimus financial injuries) to the Company, (B) Executive’s willful malfeasance or willful misconduct, including dishonesty, in connection with Executive’s employment duties, (C) Executive’s theft, intentional misappropriation or embezzlement of property of the Company or its affiliates or any act of fraud committed by Executive, (D) an act or acts on Executive’s part constituting (x) a felony under the laws of the United States or any state thereof or (y) a misdemeanor involving moral turpitude (and such misdemeanor has or could have an adverse impact on the Company and its Affiliates), (E) Executive materially breached Executive’s fiduciary duties to the Company, (F) Executive failed to obtain or maintain in good standing any necessary or desirable licenses or took any action that could reasonably be expected to jeopardize (other than in a de minimus manner) Executive’s, the Company’s or the Sponsor’s ability to obtain or retain in good standing any necessary or desirable licenses or (G) Executive’s breach (other than a de minimus or inadvertent breach which, if curable, is promptly cured by Executive during the cure period set forth below) during the Employment Term of any provision of Section 7 or 8 of this Agreement or any similar corresponding provision applicable to Executive under a written agreement between Executive and the Company or its Subsidiaries from time to time;

provided that, solely with respect to clauses (A), (B), (E), (F) and (G), to the extent the circumstances giving rise to Cause and the adverse consequences resulting therefrom are curable, Executive shall have an opportunity to cure such circumstances and consequences within 30 days after written notice from the Company.

(iii) If Executive’s employment is terminated by the Company for Cause or Executive resigns without Good Reason (as defined below), Executive shall be entitled to receive:

(A) no later than ten (10) days following the date of termination, the Base Salary through the date of termination;

(B) any Annual Bonus earned, but unpaid, as of the date of termination for the immediately preceding fiscal year, paid in accordance with Section 3(b) (except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement with the Company, in which case such payment shall be made in accordance with the terms and conditions of such deferred compensation arrangement);

(C) reimbursement, within sixty (60) days following receipt by the Company of Executive’s claim for such reimbursement (including appropriate supporting documentation), for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to Executive’s termination; provided that such claims for such reimbursement are submitted to the Company within ninety (90) days following the date of Executive’s termination of employment;

(D) such Employee Benefits, if any, to which Executive may be entitled under the tax-qualified employee benefit plans of the Company, payable in accordance with the terms and conditions of such tax-qualified employee benefit plans (the amounts described in clauses (A) through (D) hereof being referred to as the “Accrued Rights”); and

Following such termination of Executive’s employment, except as set forth in this Section 6(a)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(b) Disability or Death.

(i) The Employment Term and Executive’s employment hereunder shall terminate upon Executive’s death and may be terminated by the Company if Executive becomes physically or mentally incapacitated and is therefore unable for a period of six (6) consecutive months or for an aggregate of twelve (12) months in any twenty-four (24) consecutive month period to perform the essential functions of Executive’s duties, with or without reasonable accommodation (such incapacity and inability to accommodate is hereinafter referred to as “Disability”). Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third physician who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of this Agreement.

(ii) Upon termination of Executive’s employment hereunder for either Disability or death, Executive or Executive’s estate (as the case may be) shall be entitled to receive:

(A) the Accrued Rights;

(B) a pro rata Annual Bonus equal to the product of (1) the Annual Bonus that Executive would have received (in respect of the fiscal year in which Executive’s termination of employment occurred) but for the termination of Executive’s employment, based on actual performance achieved at the end of such fiscal year and (2) a fraction, the numerator of which is the number of days during the fiscal year up to and including the date of termination of Executive’s employment and the denominator of which is 365, payable at the time the annual bonuses are normally paid to other senior executives of the Company (the “Pro-Rated Bonus”); and

(C) death or disability benefits under any applicable plans and programs of the Company in accordance with the terms and provisions of such plans and programs.

Following Executive’s termination of employment due to death or Disability, except as set forth in this Section 6(b)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(c) By the Company Without Cause or by Executive for Good Reason.

(i) The Employment Term and Executive’s employment hereunder may be terminated by the Company without Cause.

(ii) For purposes of this Agreement, “Good Reason” shall mean, without Executive’s consent, (x) a “change of control” (as defined in Annex I), (y) a material reduction in Executive’s title, duties, authorities and responsibilities measured in the aggregate from those described in Section 2 hereof or (z) a material reduction in Executive’s Base Salary; provided that such event shall constitute Good Reason only if the Company fails to cure such event within 30 days after receipt from Executive of written notice of the event which constitutes Good Reason; provided, further, that “Good Reason” shall cease to exist for an event on the 60th day following the later of its occurrence or Executive’s knowledge thereof, unless Executive has given the Company written notice thereof prior to such date.

(iii) If Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or by Executive for Good Reason, Executive shall be entitled to receive:

(A) the Accrued Rights;

(B) the Pro-Rated Bonus;

(C) subject to Executive’s continued compliance with the provisions of Sections 7 and 8, the payment of an aggregate amount of severance equal to the sum of (x) one-year of Executive’s Base Salary at the time of termination and (y) an amount equal to the Annual Bonus paid to Executive in respect of the full fiscal year ending immediately prior to the date of termination, which amount shall be payable to Executive in a lump sum on the sixtieth (60th) day following the date of Executive’s termination of employment; and

(D) Subject to Executive’s election of COBRA continuation coverage under the Company’s group health plan, payment, on the first regularly scheduled payroll date of each month during the Severance Term, of an amount equal to the difference between the monthly COBRA premium cost and the monthly contribution paid by active employees for the same coverage; provided, that the payments described in this clause (v) shall cease earlier than the expiration of the Severance Term in the event that Executive becomes eligible to receive any health benefits as a result of subsequent employment or service during the Severance Term. For purposes of this paragraph, “Severance Term” shall mean the twelve (12) month period immediately following the termination of Executive’s employment by the Company without Cause (other than by reason of death or Disability) or by Executive for Good Reason.

Notwithstanding the foregoing, in the case of any termination of Executive’s employment in connection with a change of control, the payments under Section 6(c)(iii)(C) above shall be offset and reduced, on a dollar-for-dollar basis, by the value of Executive’s vested Profits Interests (as defined in Annex I) implied by the price paid for the equity interests of Parent by the acquiror in such change of control transaction (the “Promote Set-Off”). Following Executive’s termination of employment by the Company without Cause (other than by reason of Executive’s death or Disability) or by the Executive for Good Reason, except as set forth in this Section 6(c)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(d) Release. The amounts payable to Executive under Section 6(c)(iii)(B), (C) and (D) above (the “Severance Benefits”) are subject to execution and non-revocation of a release of claims by Executive (or, if applicable, Executive’s estate), substantially in the form attached hereto as Exhibit I, within sixty (60) days of the date of termination. If Executive fails to execute the release of claims in such a timely manner so as to permit any revocation period to expire prior to the end of such sixty (60) day period, or timely revokes his acceptance of such release following its execution, Executive shall not be entitled to any of the Severance Benefits. Further, to the extent that any of the Severance Benefits constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Code, any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the sixtieth (60th) day following the date of Executive’s termination of employment hereunder, but for the condition on executing the Release of Claims as set forth herein, shall not be made until the first regularly scheduled payroll date following such sixtieth (60th) day, after which any remaining Severance Benefits shall thereafter be provided to Executive according to the applicable schedule set forth herein

(e) Continued Employment Beyond the Expiration of the Employment Term. Unless the parties otherwise agree in writing, continuation of Executive’s employment with the Company beyond the expiration of the Employment Term shall be deemed an employment at-will and shall not be deemed to extend any of the provisions of this Agreement and Executive’s employment may thereafter be terminated at will by either Executive or the Company; provided that, the provisions of Section 8 and Section 9 of this Agreement shall survive any termination of this Agreement or Executive’s termination of employment that occurs after the expiration of the Employment Term.

(f) Notice of Termination. Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) pursuant to Section 6 of this Agreement shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

(g) Board/Committee and Officer Resignations. Upon termination of Executive’s employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, (i) from the board of directors (and any committees thereof) of the Company and any of its affiliates on which Executive is a member and (ii) as an officer of the Company and any of the Company’s affiliates.

7. Non-Competition; Non-Solicitation; Non-Disparagement.

(a) Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:

(i) During the Employment Term and, for a period equal to twelve months following the date Executive ceases to be employed by the Company for any reason (the “Restricted Period”), Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), solicit or assist in soliciting business in direct competition with the Restricted Group in the Business; provided that the provisions contained in this Section 7(a)(i) shall not apply following any termination of Executive’s employment in connection with a change of control.

(ii) During the Restricted Period, Executive will not directly or indirectly:

(A) engage in the Business for a Competitor;

(B) enter the employ of, or render any services (that are the same or similar to the services or activities in which Executive was engaged during the two (2) years prior to Executive’s termination of employment) to, a Competitor, except where such employment or services do not relate in any manner to the Business;

(C) acquire a financial interest in, or otherwise become actively involved with, a Competitor, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(D) interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the members of the Restricted Group and any of their clients, customers, suppliers, partners, members or investors;

provided that the provisions contained in this Section 7(a)(ii) shall not apply following any termination of Executive’s employment in connection with a change of control.

(iii) Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly own, solely as an investment, securities of any Person engaged in a Business (including, without limitation, a Competitor) which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (A) is not a controlling person of, or a member of a group which controls, such person and (B) does not, directly or indirectly, own 5% or more of any class of securities of such Person; provided that the provisions contained in this Section 7(a)(iii) shall not apply following any termination of Executive’s employment in connection with a change of control.

(iv) During the Restricted Period, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

(A) solicit or encourage any employee who is a director or is more senior than a director of the Restricted Group to leave the employment of the Restricted Group; or

(B) hire any such employee who was employed by the Restricted Group as of the date of Executive’s termination of employment with the Company or who left the employment of the Restricted Group within six months prior to the termination of Executive’s employment with the Company.

(v) During the Restricted Period, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any Person, directly and intentionally encourage any material consultant of the Restricted Group to cease working with the Restricted Group.

(vi) (A) During the Employment Term and at all times thereafter, Executive agrees not to make, or cause any other person to make, any communication that is intended to criticize or disparage, or has the effect of criticizing or disparaging, the

Company or any of its subsidiaries, or Sponsor and its affiliates (excluding portfolio companies thereof); provided, however, that an action shall not constitute a breach of this Section 7(a)(vi)(A) if made in the Executive’s good faith performance of his duties hereunder. (B) During the Employment Term and at all times thereafter, the Company agrees to instruct its directors and executive officers not to make, or cause any other person to make, any public communication that is intended to criticize or disparage, or has the effect of criticizing or disparaging, Executive; provided, however, that an action shall not constitute a breach of this Section 7(a)(vi)(B) if made in the course of operating the business of the Company and such communication is not made publicly outside of the Company. Nothing shall be interpreted to prohibit Executive or the Company from responding truthfully to incorrect public statements, making truthful statements when required by law, subpoena or court order and/or from responding any inquiry by any regulatory or investigatory organization.

(vii) For purposes of this Agreement:

(A) “Restricted Group” shall mean, collectively, the Company and its subsidiaries.

(B) “Business” shall mean (i) gaming, (ii) casino and/or hotel resort operations or management or (iii) marketing or solicitation on behalf of any entity engaged in the Business, in each case, in any geographical area that is within one hundred (100) miles of the Hotel or any geographical area where the Restricted Group engages in the Business.

(C) “Competitor” shall mean any Person engaged in the Business in direct competition with the Company and its subsidiaries, including for the avoidance of doubt (but not limited to): Aria Resort & Casino, Bally’s Las Vegas, Bellagio, Caesars Palace, Caesars Entertainment, Circus Circus Hotel & Casino, Excalibur Hotel & Casino, Harrah’s Hotel & Casino Las Vegas, Hilton Hotels and Resorts, Luxor Hotel & Casino, Mandalay Bay Resort & Casino, MGM Grand Hotel & Casino, MGM Resorts International, Mirage Resort & Casino, Monte Carlo Hotel & Casino, New York – New York Hotel & Casino, Paris Las Vegas, Riviera Hotel & Casino, The Palazzo Resort Hotel & Casino, The Cromwell, Treasure Island Hotel & Casino, Tropicana Las Vegas, The Venetian Resort Hotel & Casino, Wynn Las Vegas, Wynn Resorts.

(b) It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 7 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(c) The period of time during which the provisions of this Section 7 shall be in effect shall be extended by the length of time during which Executive is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.

(d) The provisions of Section 7 hereof shall survive the termination of Executive’s employment for any reason.

8. Confidentiality; Intellectual Property.

(a) Confidentiality.

(i) Executive will not, in any manner that could be or is detrimental to the Company, at any time (whether during or after Executive’s employment with the Company) (x) retain or use for the benefit, purposes or account of Executive or any other Person other than in the good faith performance of Executive’s duties hereunder; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than its professional advisers who are bound by confidentiality obligations or otherwise in performance of Executive’s duties hereunder and pursuant to customary industry practice), any non-public, proprietary or confidential information (including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals) concerning the past, current or future business, activities and operations of the Company, its subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board; provided, however, that the conscious awareness of any Confidential Information (as opposed to the physical possession of documentary Confidential Information) by Executive, and Executive’s consideration of such information in connection with Executive’s pursuit or evaluation of, involvement with or participation in, any project or activity that is not prohibited by this Agreement shall be deemed not to constitute a breach of this Section 8 in any manner whatsoever, unless such Executive’s use of such Confidential Information has an objective and detrimental impact on the business of the Company and its subsidiaries.

(ii) “Confidential Information” shall not include any information that is (a) generally known to the industry or the public other than as a result of Executive’s breach of this covenant or any breach of other confidentiality obligations by third parties; (b) made legitimately available to Executive by a third party without breach of any confidentiality obligation of which Executive has knowledge; or (c) required by law to be disclosed; provided that with respect to subsection (c) Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment.

(iii) Except as required by law, Executive will not disclose to anyone, other than Executive’s family (it being understood that, in this Agreement, the term “family” refers to Executive, Executive’s spouse, children, parents and spouse’s parents) and legal or financial advisors, the contents of this Agreement; provided that Executive may disclose to any prospective future employer the provisions of Sections 7 and 8 of this Agreement; provided they agree to maintain the confidentiality of such terms. This Section 8(a)(iii) shall terminate if the Company publicly discloses a copy of this Agreement (or, if the Company publicly discloses summaries or excerpts of this Agreement, to the extent so disclosed).

(iv) Upon termination of Executive’s employment with the Company for any reason, Executive shall (x) cease and not thereafter commence use of, in any manner that could be or is detrimental to the Company, any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its subsidiaries or its affiliates; provided, however, that the conscious awareness of any Confidential Information (as opposed to the physical possession of documentary Confidential Information) by Executive, and Executive’s consideration of such information in connection with Executive’s pursuit or evaluation of, involvement with or participation in, any project or activity that is not prohibited by this Agreement shall be deemed not to constitute a breach of this Section 8 in any manner whatsoever, unless such Executive’s use of such Confidential Information has an objective and detrimental impact on the business of the Company and its subsidiaries; (y) to the extent that it could be or is detrimental to the Company, immediately destroy, delete, or return to the Company, at the Company’s option and expense, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company, its affiliates and subsidiaries, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (z) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware.

(b) Intellectual Property.

(i) If Executive creates, invents, designs, develops, contributes to or improves any works of authorship, inventions, intellectual property, materials, documents or other work product (including, without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials), either alone or with third parties, at any time during Executive’s employment by the Company and within the scope of such employment and with the use of any the Company’s resources (“Company Works”), Executive shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.

(ii) Executive shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Company Works. If the Company is unable for any other reason, to secure Executive’s signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and in Executive’s behalf and stead to execute any documents and to do all other lawfully permitted acts required in connection with the foregoing.

(iii) Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Executive hereby indemnifies, holds harmless and agrees to defend the Company and its officers, directors, partners, employees, agents and representatives from any breach of the foregoing covenant. Executive shall comply with all relevant policies and guidelines of the Company that are from time to time previously disclosed to Executive regarding the protection of Confidential Information and intellectual property and potential conflicts of interest. Executive acknowledges that the Company may amend any such policies and guidelines from time to time, and that Executive remains at all times bound by their most current version from time to time previously distributed or delivered to Executive.

(iv) The provisions of Section 8 hereof shall survive the termination of Executive’s employment for any reason (except as otherwise set forth in Section 8(a)(iii) hereof).

9. Specific Performance. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 7 of this Agreement (or a material breach or material threatened breach of any of the provisions of Section 8 of this Agreement) would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. In addition, upon any finally adjudicated breach of Section 7 or any finally adjudicated material breach of Section 8 of this Agreement, Executive shall promptly return to the Company upon request and final Order of the Court the Pro-Rated Bonus and/or Severance Benefits (if any), less any amounts paid by Executive as taxes in respect of such payments (unless such taxes are actually recovered by Executive from the relevant governmental authority, in which case such tax amounts also shall be returned to the Company). Any final Court determination under this Section 9 of whether the Executive is in compliance with Section 7 hereof and material compliance with Section 8 hereof shall be determined based solely on the contractual provisions provided therein and the facts and circumstances of Executive’s actions without regard to whether the Company could obtain an injunction or other relief under the law of any particular jurisdiction.

10. Miscellaneous.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to conflicts of laws principles thereof (except that the provisions of Section 7 shall be governed by the law of the state where Executive is principally employed by the Company or its Subsidiaries).

(b) Entire Agreement/Amendments. This Agreement (including, without limitation, the schedules and exhibits attached hereto) contains the entire understanding of the parties with respect to the employment of Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement (including, without limitation, the schedules and exhibits attached hereto) may not be altered, modified, or amended except by written instrument signed by the parties hereto. Notwithstanding anything herein to the contrary, the effectiveness of this Agreement is subject to and conditioned upon occurrence of the Closing and if the Purchase Agreement between Nevada Mezz 1 LLC, Nevada Property 1 LLC, BRE Spade Mezz 1 LLC, and Deutsche Bank AG, dated as of May 15, 2014, terminates prior to the occurrence of the Closing, this Agreement will immediately become null and void ab initio and of no force and effect.

(c) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(d) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(e) Assignment. This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company to a person or entity which is a successor in interest to substantially all of the business operations of the Company, but only if such person agrees, in writing, to be bound to the terms hereof to the same extent as the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity. Notwithstanding the foregoing, the Company and Executive agree that, on the Effective Date, (i) this Agreement shall be automatically assigned to Nevada Property 1 LLC, (ii) BRE Spade Parent LLC shall cause Nevada Property 1 LLC to assume all of BRE Spade Parent LLC’s obligations under this Agreement, (iii) BRE Spade Parent LLC shall automatically be discharged of any and all of its obligations under this Agreement and (iv) all references to the Company hereunder shall, as of the Effective Date, be deemed to refer to Nevada Property 1 LLC.

(f) Set Off; No Mitigation. The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall not be subject to set-off,

counterclaim or recoupment of amounts owed by Executive to the Company or its affiliates, except for the Promote Set-Off. Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment, and such payments shall not be reduced by any compensation or benefits received from any subsequent employer, self-employment or other endeavor.

(g) Compliance with IRC Section 409A. Notwithstanding anything herein to the contrary, (i) if at the time of Executive’s termination of employment with the Company Executive is a “specified employee” as defined in Section 409A of the Code and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the payments to which Executive would otherwise be entitled during the first six months following Executive’s termination of employment shall be deferred and accumulated (without any reduction in such payments or benefits ultimately paid or provided to Executive) for a period of six months from the date of termination of employment and paid in a lump sum on the first day of the seventh month following such termination of employment (or, if earlier, the date of the Executive’s death) and (ii) if any other payments of money or other benefits due to Executive hereunder would cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax. Furthermore, the Company intends that this Agreement shall comply with Section 409A and shall be interpreted, operated and administered accordingly. Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code.

(h) Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

(i) Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

BRE Spade Parent LLC

c/o The Blackstone Group

345 Park Avenue

New York, New York 10154

Attention: William J. Stein

with a copy (which shall not constitute notice) to:

The Blackstone Group

345 Park Avenue

New York, New York 10154

Attention: William J. Stein

and

Simpson Thacher & Bartlett LLP

425 Lexington Avenue,

New York, New York 10017

Attention: Gregory T. Grogan

If to Executive:

To the most recent address of Executive set forth in the personnel records of the Company.

(j) Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of the terms of any employment agreement or other agreement or written policy to which Executive is a party or otherwise bound. Executive hereby further represents that Executive is not subject to any restrictions on Executive’s ability to solicit, hire or engage any employee or other service-provider. Executive agrees that the Company is relying on the foregoing representations in entering into this Agreement and related equity-based award agreements and that any breach of the foregoing representations shall constitute dishonesty in the performance of Executive’s duties hereunder.

(k) Cooperation. Executive shall provide Executive’s reasonable cooperation in connection with any pending claim, litigation, regulatory or administrative proceeding involving the Company (or any appeal from any action or proceeding) arising out of or related to the period when the Executive was employed by the Company (a “Company Legal Matter”); provided that if such cooperation occurs after the Executive’s employment has terminated with the Company, Executive shall be compensated at a just and reasonable rate for any cooperation (other than de minimus cooperation) and entitled to be reimbursed for any reasonable expenses incurred in connection therewith.

(l) Jurisdiction; Venue. Except as otherwise provided in Section 9 in connection with equitable remedies, each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of any federal court sitting in the District of Nevada or any state court in Las Vegas, Nevada over any suit, action or proceeding arising out of or relating to this Agreement and each of the parties agrees that any action relating in any way to this Agreement must be commenced only in the courts of the State of Nevada, federal or state. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted or not prohibited by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding bought in such a court has been brought in an inconvenient forum. Each of the parties hereto hereby irrevocably consents to the service of process in any suit, action or proceeding by sending the same by certified mail, return receipt requested, or by recognized overnight courier service, to the address of such party set forth in Section 10(i).

(m) Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(n) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

BRE SPADE PARENT LLC

/s/ William J. Stein
By:	William J. Stein
Title:	Authorized Signatory

[Signature page to Employment Agreement]

EXECUTIVE

/s/ William P. McBeath
WILLIAM P. MCBEATH

[Signature page to Employment Agreement]

Exhibit I

RELEASE AND WAIVER OF CLAIMS

This Release and Waiver of Claims (“Release”) is entered into as of this [ — ] day of             , 20[—],by WILLIAM P. MCBEATH (the “Executive”) and delivered to [            ] (collectively, with its subsidiaries, the “Company”).

The Executive agrees as follows:

1. The employment relationship between the Executive and the Company and its subsidiaries and affiliates, as applicable, terminated on the [ — ] day of             , 20[-    ] (the “Termination Date”) pursuant to Section 6([    ]) of the Employment Agreement between the Company and Executive dated November 19, 2014 (“Employment Agreement”).

2. In consideration of the payments, rights and benefits provided for in Section 6([    ]) of the Employment Agreement (“Separation Terms”), the sufficiency of which the Executive hereby acknowledges, the Executive, on behalf of himself and Executive’s agents, representatives, attorneys, administrators, heirs, executors and assigns (collectively, the “Employee Releasing Parties”), hereby releases and forever discharges the Company Released Parties (as defined below), from all claims, charges, causes of action, obligations, expenses, damages of any kind (including attorney’s fees and costs actually incurred) or demands, in law or in equity, whether known or unknown, which may have existed or which may now exist from the beginning of time to the date of this Release, arising from or relating to Executive’s employment or termination from employment with the Company, including a release of any rights or claims the Executive may have under Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the Older Workers Benefit Protection Act; the Americans with Disabilities Act of 1990; the Rehabilitation Act of 1973; the Family and Medical Leave Act of 1993; Section 1981 of the Civil Rights Act of 1866; Section 1985(3) of the Civil Rights Act of 1871; the Employee Retirement Income Security Act of 1974; the Fair Labor Standards Act; any other federal, state or local laws against discrimination; or any other federal, state, or local statute, regulation or common law relating to employment, wages, hours, or any other terms and conditions of employment. This includes a release by the Executive of any and all claims or rights arising under contract (whether written or oral, express or implied), covenant, public policy, tort or otherwise. For purposes hereof, “Company Released Parties” shall mean the Company and any of its past or present employees, agents, insurers, attorneys, administrators, officials, directors, shareholders, divisions, parents, members, subsidiaries, affiliates, predecessors, successors, employee benefit plans, and the sponsors, fiduciaries, or administrators of the Company’s employee benefit plans.

3. The Executive acknowledges that the Executive is waiving and releasing rights that the Executive may have under the ADEA and other federal, state and local statutes contract and the common law and that this Release is knowing and voluntary. This Release does not

[Signature page to Employment Agreement]

apply to any rights or claims that may arise after the date of execution by Executive of this Release. The Executive acknowledges that the consideration given for this Release is in addition to anything of value to which the Executive is already entitled. The Executive further acknowledges that the Executive has been advised by this writing that: (i) the Executive should consult with an attorney prior to executing this Release; (ii) the Executive has up to twenty-one (21) days within which to consider this Release, although the Executive may, at the Executive’s discretion, sign and return this Release at an earlier time, in which case the Executive waives all rights to the balance of this twenty-one (21) day review period; and (iii) for a period of 7 days following the execution of this Release in duplicate originals, the Executive may revoke this Release in a writing delivered to the Chairman of the Board of Directors of the Company, and this Release shall not become effective or enforceable until the revocation period has expired.

4. This Release does not release the Company Released Parties from (i) any obligations due to the Executive under the Separation Terms, this Release, or [the Management Subscription Agreement by and between [—] and Executive dated as of [    ], (ii) any rights Executive has to indemnification by the Company and to directors and officers liability insurance coverage under the Employment Agreement or otherwise, (iii) any vested rights the Executive has under the Company’s employee pension benefit (including any supplemental executive retirement plan) and welfare benefit plans as a result of Executive’s actual service with the Company, or (iv) any rights of the Executive as a shareholder of the Company or [—] (or its successor).

5. The Executive represents and warrants that he has not filed any action, complaint, charge, grievance, arbitration or similar proceeding against the Company Released Parties that is currently pending.

6. This Release is not an admission by the Company Released Parties or the Employee Releasing Parties of any wrongdoing, liability or violation of law.

7. The Executive waives any right to reinstatement or future employment with the Company following the Executive’s separation from the Company on the Termination Date.

8. The Executive shall continue to be bound by the restrictive covenants contained in the Employment Agreement.

9. This Release shall be governed by and construed in accordance with the laws of the State of Nevada, without reference to the principles of conflict of laws.

10. This Release represents the complete agreement between the Executive and the Company concerning the subject matter in this Release and supersedes all prior agreements or understandings, written or oral. This Release may not be amended or modified otherwise than by a written agreement executed by the Executive and the Company or their respective successors and legal representatives.

11. Each of the sections contained in this Release shall be enforceable independently of every other section in this Release, and the invalidity or unenforceability of any section shall not invalidate or render unenforceable any other section contained in this Release.

[Signature page to Employment Agreement]

12. The Executive acknowledges that the Executive has carefully read and understands this Release, that the Executive has the right to consult an attorney with respect to its provisions and that this Release has been entered into knowingly and voluntarily. The Executive acknowledges that no representation, statement, promise, inducement, threat or suggestion has been made by any of the Company Released Parties to influence the Executive to sign this Release except such statements as are expressly set forth herein or in the Employment Agreement.

The parties to this Release have executed this Release as of the day and year first written above.

EXECUTIVE

WILLIAM P. MCBEATH

[Signature page to Employment Agreement]